                                   EXHIBIT 12

                             DENBURY RESOURCES INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                          NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                          SEPTEMBER 30,
                                           ------------------------------------------------------   -----------------------------
                                                                                        PRO FORMA                       PRO FORMA
                                           1992     1993     1994     1995     1996       1996       1996      1997       1997
                                           -----   ------   ------   ------   -------   ---------   -------   -------   ---------
Earnings:
  Pretax income from continuing
    operations...........................  $(335)  $1,114   $1,881   $1,081   $14,056    $13,560    $ 7,272   $16,878    $13,829
Fixed charges............................     18       99    1,180    2,161     4,080     14,314      3,385       498      8,005
                                           -----   ------   ------   ------   -------    -------    -------   -------    -------
    Earnings.............................   (317)   1,213    3,061    3,242    18,136     27,874     10,657    17,376     21,834
                                           -----   ------   ------   ------   -------    -------    -------   -------    -------
Fixed Charges:
  Interest expense.......................      8       83    1,146    2,085     1,993     12,227      1,530       387      7,894
  Interest component of rent expense.....     10       16       34       76       116        116         81       111        111
  Imputed preferred divided..............     --       --       --       --     1,281      1,281      1,153        --         --
  Preferred dividend tax effect..........     --       --       --       --       690        690        621        --         --
                                           -----   ------   ------   ------   -------    -------    -------   -------    -------
    Fixed charges........................  $  18   $   99   $1,180   $2,161   $ 4,080    $14,314    $ 3,385   $   498    $ 8,005
                                           -----   ------   ------   ------   -------    -------    -------   -------    -------
Ratio of earnings to fixed...............     (a)    12.3      2.6      1.5       4.4        1.9        3.1      34.9        2.7
                                           =====   ======   ======   ======   =======    =======    =======   =======    =======

---------------

(a) Earnings were inadequate to cover fixed charges as there was a $317,000 deficiency.